CEO REPORT – THIRD QUARTER 2023



DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS BANK:

Since our founding in 1990, we've cultivated an exceptional culture that has become the hallmark of First Business Bank over our 33-year history. Five years ago, our management team believed we were ready to take our growing business to the next level. We had a strong foundation of Commercial Lending success: we had generated solid growth in our footprint, created scale across our growing organization, built a profitable operating model, and established critical protocols for managing credit quality. In 2018, we initiated our most comprehensive and disciplined strategic planning process in First Business Bank history, aspiring to translate the strength of our culture into best-in-class financial results.

We aimed to elevate our financial performance in a manner that both preserved and drew strength from our differentiated culture, using a five-year strategic plan as a roadmap. We knew we would maintain our focus on Commercial Lending, where our expertise lies, as we'd done for nearly three decades with great success. We sought to excel by further building out an expert team with diverse experiences who would work together to impact client success more than any other financial partner. Communication and accountability would be paramount.

Success would mean achieving our end goal: sustainable shareholder returns that consistently outperform peers.

Five years later, we are a transformed bank. Over the five-year period ended September 30, 2023, the Company generated cumulative total shareholder returns ("TSR") exceeding 50%. Over the same period, our peer group delivered a median TSR measuring a negative 8%. The Russell 2000 – a benchmark group including small-cap companies across all industries – returned just 13%. Even the large cap S&P 500 Bank index returned only 0.7% over this time period.



Total Shareholder Return (1)
150%
125%
100%
75%
50%
25%
0%
(25)%
1-Year TSR
3-Year TSR
5-Year TSR
FBIZ
Peer Group Median
S&P 500 Bank
Russell 2000

Note: Peer group defined as publicly traded banks with total assets between $1.5 billion and $5.5 billion.
1. 1-Year, 3-Year, and 5-Year TSR is through 9/30/23.

THE PLAN

A full year of strategic planning in 2018 spanned every client-facing and back-office function of our Company, incorporating input from all levels and all stakeholders. The considerable talent within our team coalesced to produce a plan that identified four strategies designed to steer the Company over the next five years, with seven measurable goals advanced as essential to long-term success.

The four strategic areas of focus critical to success in achieving our measurable goals and vision were Talent, Efficiency, Deposits, and Performance.

We've made these significant investments to drive growth while being careful to maintain positive operating leverage (growing revenues at a faster pace than expenses). We aim to grow annual revenues at a double-digit pace, and in tandem, our expenses are managed at a lower rate. Our success with this approach is reflected in our favorable performance to peers: Talent Succeeding with a high-touch business model requires exceptional individuals who can effectively reach, connect with, serve, and satisfy a sophisticated business client base. First Business Bank has a long history of attracting such people, and in elevating this strategy, we institutionalized the importance of ongoing investments in talent – from recruiting to development and retention. We know from experience: the right people and right culture drive overall performance, full stop. From 2018 through the third quarter of 2023, our team grew from 274 to 348 full-time equivalent employees (“FTE”). Revenue per FTE during this time period grew 38% from $312,000 to $429,0001. For additional context, our peer group revenue per FTE is $285,0001. Efficiency Strategy #2, “Efficiency,” became a deep and expansive objective. Success toward this end would require substantial investments in technology for both operational improvements and product and relationship-driven enhancements. Our technological advancements over the past five years were focused on streamlining our end-to-end lending processes. Successful execution resulted in faster lending turnaround times, higher quality, and an improved client experience. This also enabled us to have a lending workflow solution available immediately to process hundreds of Paycheck Protection Program loans in a highly condensed timeframe during the pandemic. Additionally, with most of our team working remotely during that time, we enhanced our digital capabilities and solutions and became a largely paperless organization. 1. Source S&P Global. Data represents Q3 2023 annualized revenue.

Deposits Arguably our most significant improvement evolved from our third strategy, “Deposits.” We instituted a deposit- centric sales strategy led by Treasury Management sales located in all bank markets, with direct production and outside calling goals. We trained our bankers (which most banks call "lenders") to fund their loan production with deposits, implementing deposit growth goals for each. And, importantly, we shifted our individual banker incentive compensation and bank-level bonus plans to reward deposit and Treasury Management fee income growth. As a result, we’ve achieved double-digit core deposit growth, in concert with double-digit loan growth. During the banking turmoil of 2023, the strength of our deposit portfolio revealed itself. Many banks experienced deposit outflows due to client concerns regarding the safety of deposits exceeding FDIC deposit insurance limits. As other banks were losing deposits, our deposits grew due to our long-standing relationships and proactive communication with our clients. And when interest rates rose dramatically, our clients weren’t compelled to leave: our deep client relationships and our long-held top-quartile deposit pricing strategy promoted retention. These outcomes aided the stability of our net interest margin in an unusually volatile period. Performance Finally, strategy #4 focused on “Performance” – optimizing our business lines and mix for diversification and improved financial outcomes. We worked to increase our Commercial Banking market share outside of Madison, Wisconsin, and to scale our Private Wealth management business in our less mature Commercial Banking markets. Notably, we targeted niche commercial and industrial (“C&I”) lending as a principal hub for growth, delivering increased levels of higher- yielding assets within satisfactory risk parameters. Beyond deeper depository and other relationship opportunities, our total C&I portfolio posts yields which average about 150 basis points higher than the rest of our portfolio. Beyond our conventional C&I bankers, our teams of specialists across the Asset-Based Lending, Equipment Finance, Floorplan Finance, Accounts Receivable Financing, and SBA Lending businesses use their decades of experience to underwrite and manage our niche C&I relationships. 1. Excluding average Paycheck Protection Program loan balances, interest income, and loan fee amortization. 1. In-market deposits defined as total deposits less wholesale deposits. Period end balances are presented. CAGR calculations represent growth from 2018-2022.

We also committed to increasing non-interest income through added fee-driven products and services, reducing our reliance on net interest income for bottom line profitability. To this end, we invested in our Private Wealth business with a focus on expanding beyond the Greater Dane County area. From 2018 through September 2023, Private Wealth assets under management and administration grew 79%, driving significant growth in fee revenues. Similarly, we enhanced our comprehensive service offerings for commercial clients to manage their cash and liquidity, including Lockbox, accounts receivable collection services, electronic payment solutions, fraud protection, information reporting, reconciliation, and data integration solutions. Gross Treasury Management service charges rose 53% as a result. We continue to drive meaningful improvement of our revenue diversification through these and other initiatives. MEASURING OUTCOMES In 2019, we began measuring progress toward our goals using seven targeted benchmark metrics. We are pleased with the excellent progress we’ve achieved. 1. 2023 YTD growth represents growth for the nine months ended September 30, 2023 compared to the same period in 2022. 2. Anonymous surveys conducted annually. Results represent the 2018 and 2023 surveys. We also regularly track other operating income metrics and believe our robust ongoing earnings power might best be reflected in the expansion of our pre-tax, pre-provision (“PTPP”) adjusted ROAA2 to 1.74% for 2023 YTD, up from 1.45% for 2018 (just prior to implementing our current five-year strategic plan). 2. PTPP Adjusted ROAA is a non-GAAP measurement. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on October 26, 2023. 1. Represents growth rate for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. 2. Peer Group defined as publicly-traded banks with total assets between $1.5 billion and $5.5 billion. Source S&P Global.

Corey Chambas, CEO First Business Financial Services, Inc. parent company of First Business Bank This letter includes “forward-looking statements” related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We do not intend to, and specifically disclaim any obligation to, update any forward-looking statements. Beyond our self-imposed benchmarks, First Business Bank has received significant outside recognition for its favorable performance in recent years. This year, we were honored to be ranked as the #2 Best Bank nationwide for banks with $1B to $5B in total assets by Bank Director magazine in its well-known annual “Ranking Banking” report. Likewise, Piper Sandler named First Business Bank a member of its “Sm-All Stars” list in both 2021 and 2023. Our commitment to our employees and communities also earned us a nationwide Top Workplaces USA award, and Top Workplaces Awards in Madison and Milwaukee, Wisconsin. Our employees' votes resulted in a Best Places to Work award from the Milwaukee Business Journal. What’s equally gratifying is our clients’ sentiment: First Business Bank earned a Net Promoter Score3 of 78, which assesses a client's likelihood to recommend, and is well above the banking industry benchmark score of 23. THE NEXT CHAPTER Planning sessions are well underway to develop First Business Bank’s next long-term strategic plan. Performance- wise, we are starting from a different and better place from five years ago. And our culture, along with our 30+ year strong mission to be the experts our clients deserve, is stronger than ever. Since the beginning of the year, we have been undertaking an extensive process to reassess our key strategies and performance benchmarks, and we look forward to sharing our 2024-2028 strategic plan in the coming months. On behalf of our employees and board, I sincerely thank you for your continued interest in and support of First Business Bank and look forward to updating you on our continued progress in the new year. 3. Net promoter score assesses likelihood to recommend on an 11-point scale, where detractors (scores 0-6) are subtracted from promoters (scores 9-10), while passives (scores 7-8) are not considered. Sources: Moses & Associates, 2023, and Qualtrics XM Institute, 2022.

Financial Highlights

(Unaudited)

Income Statement Data	As of and for the Three Months Ended			As of and for the Nine Months Ended		
(Dollars in Thousands)	**9/30/23**	**9/30/22**	**% Change**	**9/30/23**	**9/30/22**	**% Change**
Net interest income	$ 28,596	$ 25,884	10.5 %	$ 83,049	$ 70,971	17.0 %
Adjusted non-interest income[(1)]	8,430	8,197	2.8 %	24,259	22,455	8.0 %
Total operating revenue	37,026	34,081	8.6 %	107,308	93,426	14.9 %
Total operating expense[(2)]	22,943	19,925	10.2 %	66,414	58,497	12.7 %
Pre-tax, pre-provision adjusted earnings[(3)]	14,083	14,156	6.5 %	40,894	34,929	16.4 %
Less:						
Provision for credit losses	1,817	12	*	5,610	(4,569)	*
Net loss on foreclosed properties	4	7	*	8	27	*
SBA recourse provision	242	96	*	565	134	*
Benefit on tax credit investments	—	—	*	—	(351)	*
Net loss on sale of securities	—	—	*	45	—	*
Income before income tax expense	12,020	14,041	(9.8)%	34,666	39,688	(3.1)%
Income tax expense	2,079	3,215	(35.3)%	7,409	8,986	(17.5)%
Net income	$ 9,941	$ 10,826	(2.6)%	$ 27,257	$ 30,702	(0.6)%
Preferred stock dividends	218	218	*	656	464	*
Net income available to common shareholders	$ 9,723	$ 10,608	(2.7)%	$ 26,601	$ 30,238	(0.9)%
Efficiency ratio[(4)]	61.96 %	58.46 %		61.89 %	62.61 %	
Common Per Share Data						
Diluted earnings	$ 1.17	$ 1.25	(6.4)%	$ 3.19	$ 3.57	(10.6)%
Dividends declared	0.2275	0.1975	15.2 %	0.6825	0.5925	15.2 %
Tangible book value[(5)]	30.87	27.13	13.8 %	30.87	27.13	13.8 %

Balance Sheet Data	As of		
(Dollars in Millions)	**9/30/23**	**9/30/22**	**% Change**
Total loans and leases receivable	$ 2,764	$ 2,331	18.6 %
Total assets	3,419	2,851	19.9 %
In-market deposits[(6)]	2,189	1,929	13.5 %
Stockholders' equity	281	253	11.1 %

* Not meaningful

(1) "Adjusted non-interest income" is a non-GAAP measure defined as non-interest income excluding net gain on sale of securities. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on October 26, 2023.

(2) "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net loss on foreclosed properties, amortization of other intangible assets, SBA recourse benefit, and other discrete items, if any. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on October 26, 2023.

(3) "Pre-tax, pre-provision adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leases losses, net loss on foreclosed properties, amortization of other intangible assets, SBA recourse benefit, and net gain on sale of securities.

(4) "Efficiency ratio" is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management's reason for using these non-GAAP measures in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to SEC on October 26, 2023.

(5) "Tangible book value" is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. "Tangible common equity" itself is a non-GAAP measure representing common stockholders' equity reduced by intangible assets, if any. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on October 26, 2023.

(6) In-market deposits consists of all transaction accounts, money market accounts, and non-wholesale deposits.

STOCK PERFORMANCE

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by Nasdaq.

Quarter	Trade Price		Closing	
Ending	High	Low	Price	Volume
9/30/2023	35.04	28.40	30.01	804,011
6/30/2023	32.00	24.57	29.49	957,340
3/31/2023	37.29	29.61	30.51	1,406,362
12/31/2022	39.88	32.38	36.55	1,487,310
9/30/2022	36.58	29.84	32.31	1,613,307

INVESTOR MATERIALS

Annual quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website, or may be obtained from Brian D. Spielmann by calling 608-232-5977 or via online form.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.

Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:

Computershare CIP
c/o Computershare
P.O. Box 43078
Providence, RI 02940-3078

www.computershare.com/investor

1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)